UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 14, 2005
Flowserve Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-13179 (Commission File Number)	31-0267900 (IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas (Address of principal executive offices)	75039 (Zip code)
Registrant’s telephone number including area code: (972) 443-6500
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment of Certain Deferred Compensation Arrangements
     On November 14, 2005, Flowserve Corporation (the “Company”), with the approval of the Organization and Compensation Committee of the Board of Directors, adopted certain amendments to its deferred compensation plans that will result in the distribution in December 2005 of certain amounts deferred for the account of an executive officer of the Company and a member of its Board of Directors. In particular, (i) the Company adopted amendments to The Duriron Company, Inc. Long Term Incentive Plan (effective in 1988), The Duriron Long-Term Incentive Compensation Plan for Key Employees as Amended and Restated Effective January 1, 1992, The Duriron Company, Inc. Long Term Incentive Plan (effective in 1993), The Duriron Company 1996-1998 Long-Term Incentive Plan, The Flowserve Corporation Deferred Compensation Plan and The Duriron Company First Master Benefit Trust Agreement pursuant to which all amounts deferred pursuant to such plans for the account of Ronald F. Shuff, the Vice President, Secretary and General Counsel of the Company, will be distributed to him in a single lump sum in cash prior to December 31, 2005 and (ii) the Company adopted amendments to The Flowserve Corporation Amended and Restated Director Cash Deferral Plan, The Duriron Directors’ Retirement Plan, The Duriron Deferred Compensation Plan for Directors (effective in 1987) and The Duriron Company First Master Benefit Trust Agreement pursuant to which all amounts deferred under such plans for the account of Diane C. Harris, a director of the Company, will be distributed to her in a single lump sum in cash prior to December 31, 2005. All of these distributed amounts to Mr. Shuff and Mr. Harris relate to previously earned income to them which was expensed by the Company for the year in which their earlier deferral elections applied.
     Subsequent to the adoption of each of the plans referred to above, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted and became effective with respect to these plans. The Company expects to adopt comprehensive amendments to these plans in 2006 in order to cause them to comply with section 409A of the Code. Prior to the adoption of these comprehensive amendments, however, Question and Answer 20 of Internal Revenue Service Notice 2005-1 provides that distribution of certain amounts is permitted without regard to the otherwise applicable limitations of the section 409A. The amendments adopted on November 14, 2005 are intended to effectuate the distributions of amounts deferred for the account of Mr. Shuff and Ms. Harris as permitted by Question and Answer 20.
Amendment of Plans to Extend Option Terms
     On November 10, 2005, the Company filed a current report on Form 8-K (the “November Form 8-K”) announcing that it had extended to January 1, 2009 the term of any options granted to plan participants under its stock compensation plans that were set to expire prior to January 1, 2007. This extension (which is covered under various plan amendments that are subject to shareholder approval), is deemed necessary due to the fact that Company has not filed on a timely basis a number of periodic reports required to be filed under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended December 31, 2004 and certain quarterly reports on Form 10-Q. As a result, the Company has been subject to certain securities trading limitations due to the fact that it has not been able to issue shares of its common stock upon the exercise of stock options in reliance on the Registration Statements on Form S-8 covering its stock compensation plans.

     The Company has concluded, based upon the advice of counsel, that the extension of the option exercise period as originally announced in the November Form 8-K might have the effect of causing the options subject to such extension to become “nonqualified” deferred compensation under section 409A of the Code. Therefore, as permitted by certain regulations under section 409A, the contemplated extension has been partially rescinded with retroactive application. After giving effect to this partial rescission, the extension of the term of options granted under the Company’s stock compensation plans will continue until later of (i) 30 days after the option first becomes lawfully exercisable, as a result of securities trading limitations ceasing to apply or (ii) in the case of options which expire in 2006 under their terms in effect as originally granted, the later of December 31, 2006 or two and one-half months after the date of their respective original expiration dates. The revised extensions have been approved by the Organization and Compensation Committee of the Board of Directors, and are part of stock plan amendments which are subject to shareholder approval. The Company expects to submit the plan amendments for approval by its shareholders at its 2006 annual meeting of shareholders, which is tentatively scheduled to be held in March 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
	Name:	Ronald F. Shuff
	Title:	Vice President, Secretary and General Counsel

Date: December 20, 2005

3